Exhibit 99.1

RAPT Therapeutics Reports First Quarter 2023 Financial Results

Company maintains strong cash position of $231.6 million

SOUTH SAN FRANCISCO, Calif. – May 11, 2023 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology, today reported financial results for the first quarter ended March 31, 2023.

“In 2023, we are continuing to focus on advancing our two lead programs, RPT193 and FLX475,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “In the first quarter, we expanded our RPT193 program with the initiation of a Phase 2a clinical trial in asthma. We continue to enroll our Phase 2b trial of RPT193 in atopic dermatitis and expect top line data from this trial in mid-2024. These two indications are the first of what we believe could be multiple indications amenable to RPT193 treatment. We also continue to enroll our Phase 2 trial of FLX475 in multiple cancer indications and anticipate providing an update in the second half of this year. Importantly, our cash position is strong and is expected to support our operations through mid-2025.”

Financial Results for the First Quarter Ended March 31, 2023

Net loss for the first quarter of 2023 was $29.3 million, compared to $20.5 million for the first quarter of 2022.

Research and development expenses for the first quarter of 2023 were $25.6 million, compared to $16.7 million for the same period in 2022. The increase in research and development expenses was primarily due to higher development costs related to RPT193 and early stage programs, as well as increases in personnel expense, lab supplies, facilities and stock-based compensation expense, partially offset by lower development costs related to FLX475.

General and administrative expenses for the first quarter of 2023 were $6.0 million, compared to $4.7 million for the same period in 2022. The increase in general and administrative expenses was primarily due to increases in expenses for personnel, stock-based compensation, facilities and professional services.

As of March 31, 2023, the Company had cash, cash equivalents and marketable securities of $231.6 million.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based therapeutics company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in inflammatory diseases and oncology. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, RPT193 and FLX475, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of inflammation and cancer, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “could,” “expect,” “look forward,” “plan,” “target,” “will” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about clinical development progress and the timing of initiation and completion of, and results from, clinical trials of RPT193 and FLX475 and our cash runway. Many factors may cause differences between current expectations and actual results, including unexpected or unfavorable safety or efficacy data observed during clinical studies, preliminary data and trends that may not be predictive of future data or results or that may not demonstrate safety or efficacy or lead to regulatory approval, clinical trial site activation or enrollment rates that are lower than expected, including recent lower than expected enrollment in our Phase 2b clinical trial of RPT193 in AD, unanticipated or greater than anticipated impacts or delays due to macroeconomic conditions (including the long-term impacts of the COVID-19 pandemic, the conflict between Russia and Ukraine, inflation, rising interest rates and other economic uncertainty), changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process and the sufficiency of RAPT’s cash resources. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2023 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements, except as required by law.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended March 31,	Three Months Ended March 31,
	2023	2022
Revenue	$—	$641
Operating expenses:
Research and development	25,574	16,670
General and administrative	5,988	4,748
Total operating expenses	31,562	21,418
Loss from operations	(31,562)	(20,777)
Other income, net	2,291	309
Net loss	$(29,271)	$(20,468)
Other comprehensive income (loss):
Foreign currency translation loss	—	(201)
Unrealized gain (loss) on marketable securities	365	(710)
Total comprehensive loss	$(28,906)	$(21,379)
Net loss per share, basic and diluted	$(0.76)	$(0.69)
Weighted average number of shares used in computing net loss per share, basic and diluted	38,280,539	29,572,467

RAPT THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2023	December 31, 2022
Assets	(Unaudited)	(1)
Current assets:
Cash and cash equivalents	$45,768	$38,946
Marketable securities	185,861	210,122
Prepaid expenses and other current assets	2,958	3,626
Total current assets	234,587	252,694
Property and equipment, net	2,999	2,539
Operating lease right-of-use assets	6,526	6,940
Other assets	4,214	4,036
Total assets	$248,326	$266,209
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,941	$3,365
Accrued expenses	10,348	8,656
Operating lease liabilities, current	2,278	2,171
Other current liabilities	41	32
Total current liabilities	21,608	14,224
Operating lease liabilities, non-current	6,248	6,819
Total liabilities	27,856	21,043
Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in capital	617,283	613,073
Accumulated other comprehensive income (loss)	339	(26)
Accumulated deficit	(397,155)	(367,884)
Total stockholders’ equity	220,470	245,166
Total liabilities and stockholders’ equity	$248,326	$266,209

(1)
The consolidated balance sheet for December 31, 2022 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.